Term Sheet
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014,
product supplement no. 4a-I dated November 7, 2014 and
underlying supplement no. 1a-I dated November 7, 2014
Term Sheet to Product Supplement No. 4a-I Registration Statement No. 333-199966 Dated April 15, 2015; Rule 433
Structured Investments	$ Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index due April 25, 2025
General
•
The notes are designed for investors who seek variable monthly Contingent Interest Payments determined by reference to the closing level of the Index on each scheduled trading day during the monthly Accrual Determination Periods.  Interest will accrue on the notes on a scheduled trading day during an Accrual Determination Period only if the closing level of the Index on that scheduled trading day is greater than or equal to 70% of its Initial Index Level, which we refer to as the Interest Barrier.  Investors should be willing to forgo fixed interest and dividend payments in exchange for the opportunity to receive Contingent Interest Payments.

•
Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Accrual Determination Periods.

•
The notes may be redeemed early, in whole but not in part, at our option on any of the Interest Payment Dates (other than the first eleven Interest Payment dates and the final Interest Payment Date).  The earliest date on which the notes may be redeemed early is April 27, 2016.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $1,000 and integral multiples thereof
Key Terms
Index:	The Russell 2000® Index (Bloomberg ticker: RTY)
Contingent Interest Payments:
Notwithstanding anything to the contrary in the accompanying product supplement, if the notes have not been previously redeemed early, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to:
$1,000 × n/252 × Contingent Interest Rate
where “n” = the aggregate number of scheduled trading days in the applicable Accrual Determination Period on which the closing level of the Index is greater than or equal to the Interest Barrier.
If, on each scheduled trading day of an Accrual Determination Period, the closing level of the Index is less than the Interest Barrier, you will not receive any interest payment for that Accrual Determination Period.

Interest Barrier / Trigger Level:	An amount that represents 70% of the Initial Index Level
Contingent Interest Rate:
At least 7.45%* per annum.  This is reflected in the monthly Contingent Interest Payment calculation.
*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.45% per annum.

Early Redemption:
We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the first eleven Interest Payment Dates and the final Interest Payment Date) at a price for each $1,000 principal amount note equal to (a) $1,000 plus (b) any Contingent Interest Payment payable on that Interest Payment Date.  If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Interest Payment Dates on which the notes are to be redeemed early.

Payment at Maturity:
If the notes have not been redeemed early and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) any Contingent Interest Payment payable at maturity.

If the notes have not been redeemed early and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level, subject to any Contingent Interest Payment payable at maturity.  Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment, will be calculated as follows:

$1,000 + ($1,000 × Index Return)
If the notes have not been redeemed early and a Trigger Event has occurred, you will lose more than 30% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

Trigger Event:	A Trigger Event occurs if, the Ending Index Level (i.e., the closing level of the Index on the last Periodic Final Accrual Determination Date) is less than the Trigger Level
Index Return:	(Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The closing level of the Index on the Pricing Date
Ending Index Level:	The closing level of the Index on the last Periodic Final Accrual Determination Date
Pricing Date:	On or about April 17, 2015
Original Issue Date (Settlement Date):	On or about April 22, 2015
Maturity Date†:	April 25, 2025
CUSIP:	48125UNT5
Other Key Terms:	See “Additional Key Terms” in this term sheet
†
Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  If the notes priced today, the selling commissions would be approximately $33.50 per $1,000 principal amount note and in no event will these selling commissions exceed $42.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $945.80 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $930.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

April 15, 2015

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Accrual Determination Period:
The period from, but excluding, the Pricing Date to, and including, the first Periodic Final Accrual Determination Date and each successive period from, but excluding, a Periodic Final Accrual Determination Date to, and including, the next succeeding Periodic Final Accrual Determination Date

Periodic Final Accrual Determination Dates†:	As specified under “Periodic Final Accrual Determinations Dates and Interest Payment Dates” below
Interest Payment Dates†:
Interest on the notes will be payable monthly in arrears on the Interest Payment Date immediately following the applicable Periodic Final Accrual Determination Date, commencing April 27, 2015, up to and including the Interest Payment Date corresponding to the Maturity Date, or, if the notes are redeemed prior to the Maturity Date, the applicable Interest Payment Date on which the notes are redeemed early.  The Interest Payment Dates are specified under “Periodic Final Accrual Determination Dates and Interest Payment Dates” below.  See “Selected Purchase Considerations — Variable Monthly Contingent Interest Payments” in this term sheet for more information.

†
Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

JPMorgan Structured Investments —	TS-1
Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

Periodic Final Accrual Determination Dates and Interest Payment Dates

Periodic Final Accrual Determination Dates†	Interest Payment Dates†
May 20, 2015	May 28, 2015
June 22, 2015	June 29, 2015
July 20, 2015	July 27, 2015
August 20, 2015	August 27, 2015
September 21, 2015	September 28, 2015
October 20, 2015	October 27, 2015
November 20, 2015	November 30, 2015
December 21, 2015	December 29, 2015
January 20, 2016	January 27, 2016
February 22, 2016	February 29, 2016
March 21, 2016	March 29, 2016
April 20, 2016	April 27, 2016
May 20, 2016	May 27, 2016
June 20, 2016	June 27, 2016
July 20, 2016	July 27, 2016
August 22, 2016	August 29, 2016
September 20, 2016	September 27, 2016
October 20, 2016	October 27, 2016
November 21, 2016	November 29, 2016
December 20, 2016	December 28, 2016
January 20, 2017	January 27, 2017
February 21, 2017	February 28, 2017
March 20, 2017	March 27, 2017
April 20, 2017	April 27, 2017
May 22, 2017	May 30, 2017
June 20, 2017	June 27, 2017
July 20, 2017	July 27, 2017
August 21, 2017	August 28, 2017
September 20, 2017	September 27, 2017
October 20, 2017	October 27, 2017
November 20, 2017	November 28, 2017
December 20, 2017	December 28, 2017
January 22, 2018	January 29, 2018
February 20, 2018	February 27, 2018
March 20, 2018	March 27, 2018
April 20, 2018	April 27, 2018
May 21, 2018	May 29, 2018
June 20, 2018	June 27, 2018
July 20, 2018	July 27, 2018
August 20, 2018	August 27, 2018
September 20, 2018	September 27, 2018
October 22, 2018	October 29, 2018
November 20, 2018	November 28, 2018
December 20, 2018	December 28, 2018
January 22, 2019	January 29, 2019
February 20, 2019	February 27, 2019
March 20, 2019	March 27, 2019
April 22, 2019	April 29, 2019
May 20, 2019	May 28, 2019
June 20, 2019	June 27, 2019
July 22, 2019	July 29, 2019
August 20, 2019	August 27, 2019
September 20, 2019	September 27, 2019
October 21, 2019	October 28, 2019
November 20, 2019	November 27, 2019
December 20, 2019	December 30, 2019
January 21, 2020	January 28, 2020
February 20, 2020	February 27, 2020
March 20, 2020	March 27, 2020
April 20, 2020	April 27, 2020
May 20, 2020	May 28, 2020
June 22, 2020	June 29, 2020
July 20, 2020	July 27, 2020

JPMorgan Structured Investments —	TS-2
Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

Periodic Final Accrual Determination Dates†	Interest Payment Dates†
August 20, 2020	August 27, 2020
September 21, 2020	September 28, 2020
October 20, 2020	October 27, 2020
November 20, 2020	November 30, 2020
December 21, 2020	December 29, 2020
January 20, 2021	January 27, 2021
February 22, 2021	March 1, 2021
March 22, 2021	March 29, 2021
April 20, 2021	April 27, 2021
May 20, 2021	May 27, 2021
June 21, 2021	June 28, 2021
July 20, 2021	July 27, 2021
August 20, 2021	August 27, 2021
September 20, 2021	September 27, 2021
October 20, 2021	October 27, 2021
November 22, 2021	November 30, 2021
December 20, 2021	December 28, 2021
January 20, 2022	January 27, 2022
February 22, 2022	March 1, 2022
March 21, 2022	March 28, 2022
April 20, 2022	April 27, 2022
May 20, 2022	May 27, 2022
June 20, 2022	June 27, 2022
July 20, 2022	July 27, 2022
August 22, 2022	August 29, 2022
September 20, 2022	September 27, 2022
October 20, 2022	October 27, 2022
November 21, 2022	November 29, 2022
December 20, 2022	December 28, 2022
January 20, 2023	January 27, 2023
February 21, 2023	February 28, 2023
March 20, 2023	March 27, 2023
April 20, 2023	April 27, 2023
May 22, 2023	May 30, 2023
June 20, 2023	June 27, 2023
July 20, 2023	July 27, 2023
August 21, 2023	August 28, 2023
September 20, 2023	September 27, 2023
October 20, 2023	October 27, 2023
November 20, 2023	November 28, 2023
December 20, 2023	December 28, 2023
January 22, 2024	January 29, 2024
February 20, 2024	February 27, 2024
March 20, 2024	March 27, 2024
April 22, 2024	April 29, 2024
May 20, 2024	May 28, 2024
June 20, 2024	June 27, 2024
July 22, 2024	July 29, 2024
August 20, 2024	August 27, 2024
September 20, 2024	September 27, 2024
October 21, 2024	October 28, 2024
November 20, 2024	November 27, 2024
December 20, 2024	December 30, 2024
January 21, 2025	January 28, 2025
February 20, 2025	February 27, 2025
March 20, 2025	March 27, 2025
April 17, 2025	Maturity Date
†       Subject to postponement as described under “Description of Notes — Postponement of a Determination Date —Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

JPMorgan Structured Investments —	TS-3
Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

Supplemental Terms of the Notes

For purposes of the notes offered by this term sheet:

(a)
for purposes of determining “n” as set forth under “Key Terms — Contingent Interest Payments” in this term sheet, each scheduled trading day in an Accrual Determination Period is a Determination Date (as defined in the accompanying product supplement) and will be subject to postponement as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement;

(b)
notwithstanding anything to the contrary in the accompanying product supplement, the amount of each Contingent Interest Payment will be calculated as set forth under “Key Terms — Contingent Interest Payments” in this term sheet and not according to the formula set forth under “Description of Notes — Payments on the Notes — Interest Payments” in the accompanying product supplement; and

(c)
notwithstanding anything to the contrary in the accompanying product supplement, in case an event of default with respect to the notes shall have occurred and be continuing, any amount payable as described under the second paragraph of “General Terms of Notes — Payment upon an Event of Default” will include any final Contingent Interest Payment calculated as set forth under “Key Terms — Contingent Interest Payments” in this term sheet as if the date of acceleration were (a) the final scheduled trading day of the relevant Accrual Determination Period and (b) the Final Disrupted Determination Date (as defined in the accompanying product supplement) for the final scheduled trading day of the relevant Accrual Determination Period (if the date of acceleration is a Disrupted Day (as defined in the accompanying product supplement)).

Selected Purchase Considerations

•
VARIABLE MONTHLY CONTINGENT INTEREST PAYMENTS — The notes may pay variable monthly interest payments at the Contingent Interest Rate of at least 7.45%* per annum based on the number of scheduled trading days in the applicable Accrual Determination Period on which the closing level of the Index is greater than or equal to the Interest Barrier.  Interest will accrue on the notes on a scheduled trading day during an Accrual Determination Period only if the closing level of the Index is greater than or equal to the Interest Barrier.  The amount of any Contingent Interest Payment per $1,000 principal amount note payable on an Interest Payment Date is equal to the product of (a) $1,000, (b) the Contingent Interest Rate and (c) (i) the actual number of scheduled trading days during the applicable Accrual Determination Period on which the closing level of the Index is greater than or equal to the Interest Barrier, divided by (ii) 252.  If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.45% per annum.

•
POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL EARLY REDEMPTION FEATURE — We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the first eleven Interest Payment Dates and the final Interest Payment Date).  If the notes are redeemed early, you will receive a cash payment on the Interest Payment Date on which the notes are redeemed early, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) any Contingent Interest Payment payable on that Interest Payment Date.

•
THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN REDEEMED EARLY — If the notes have not been redeemed early, we will pay you your principal back at maturity only if a Trigger Event has not occurred.  However, if the notes have not been redeemed early and  a Trigger Event has occurred, you will lose more than 30% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

•
RETURN LINKED TO THE RUSSELL 2000® INDEX — The return on the notes is linked to the Russell 2000® Index.  The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement no. 1a-I.

•
TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and

JPMorgan Structured Investments —	TS-4
Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

FATCA.  Withholding under legislation commonly referred to as “FATCA” could apply to payments on the notes, and (if they are recharacterized, in whole or in part, as debt instruments) could also apply to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including an early redemption or redemption at maturity).  You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index or any of the equity securities included in the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and the “Risk Factors” section of the accompanying underlying supplement no. 1a-I.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes have not been redeemed early and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Index Level is less than the Initial Index Level.  Accordingly, under these circumstances, you will lose more than 30% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

•
THE NOTES DO NOT PROVIDE FOR REGULAR INTEREST PAYMENTS AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Index.  The amount of interest, if any, you will receive with respect to each Accrual Determination Period will depend on the number of scheduled trading days during the relevant Accrual Determination Period on which the closing level of the Index is greater than or equal to the Interest Barrier.  Although the Contingent Interest Rate is a fixed rate, the effective rate of interest paid by us for each Accrual Determination Period is not fixed.

Interest will accrue on the notes on a scheduled trading day during an Accrual Determination Period only if the closing level of the Index on that scheduled trading day is greater than or equal to the Interest Barrier.  If, on each scheduled trading day of an Accrual Determination Period, the closing level of the Index is less than the Interest Barrier, you will not receive any interest payment for that Accrual Determination Period.  If, on each scheduled trading day of each Accrual Determination Period, the closing level of the Index is less than the Interest Barrier, you will not receive any interest payment on the notes.

If you do not earn sufficient Contingent Interest Payments over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security issued by us with a comparable maturity.  Although the amount of any Contingent Interest Payment is determined, in part, by reference to the performance of the Index, the notes do not actually pay interest that tracks the return of the Index.  You should consider, among other things, the overall effective annual percentage rate of interest to maturity as compared to other equivalent investment alternatives.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are redeemed early, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the Interest Payment Date on which the notes are redeemed early (a) $1,000 plus (b) any Contingent Interest Payment payable on that Interest Payment Date.

•
REINVESTMENT RISK — If your notes are redeemed early, the term of the notes may be reduced to as short as approximately one year and you will not receive any Contingent Interest Payments after the applicable Interest

JPMorgan Structured Investments —	TS-5
Callable Contingent Interest Accrual Notes Linked to the Russell 2000® Index

Payment Date on which the notes are redeemed early.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed early prior to the Maturity Date.

•
THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF THE INDEX — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the value of the Index, which may be significant.  You will not participate in any appreciation in the value of the Index.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Index during the term of the notes.

•
THE AMOUNT OF ANY CONTINGENT INTEREST PAYMENT IS BASED ON THE CLOSING LEVEL OF THE INDEX, WHICH MAY RESULT IN AN EFFECTIVE INTEREST RATE OF ZERO — Although the Contingent Interest Rate is a fixed rate, for every scheduled trading day during any Accrual Determination Period on which the closing level of the Index is less than the Interest Barrier, the amount of the Contingent Interest Payment for that Accrual Determination Period will be reduced.  The amount of interest that accrues on the notes in any Accrual Determination Period may decrease even if the Index appreciates.  If, on each scheduled trading day of an Accrual Determination Period, the closing level of the Index is less than the Interest Barrier, the effective interest rate for that Accrual Determination Period would be zero.  In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during that period.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

•
THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE LAST PERIODIC FINAL ACCRUAL DETERMINATION DATE — If the Ending Index Level is less than the Trigger Level (i.e., a Trigger Event occurs) and the notes have not been redeemed early, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the closing level of the Index.

•
JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for

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structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Index;
•	the time to maturity of the notes;
•
whether the closing level of the Index has been, or is expected to be, less than the Interest Barrier on any scheduled trading day during an Accrual Determination Period and whether a Trigger Event is expected to occur;

•	the optional early redemption feature and whether we are expected to redeem the notes early, which is likely to limit the value of the notes;
•	the dividend rates on the equity securities included in the Index;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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VOLATILITY RISK — Greater expected volatility with respect to the Index indicates a greater likelihood as of the Pricing Date that the closing level of the Index could be less than the Interest Barrier on a scheduled trading day during an Accrual Determination Period and/or that a Trigger Event could occur.  The Index’s volatility, however, can change significantly over the term of the notes.  The closing level of the Index could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the Contingent Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate.

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Hypothetical Examples of Calculation of the Contingent Interest Payment for an Accrual Determination Period

The following examples show how to calculate the Contingent Interest Payment for a hypothetical Accrual Determination Period.  The examples assume that there are 21 scheduled trading days in the applicable Accrual Determination Period and a Contingent Interest Rate of 7.45% per annum.  The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.45% annum.  The hypothetical closing levels and Contingent Interest Payments set forth below are for illustrative purposes only and may not correspond to the actual closing levels and Contingent Interest Payment for any Accrual Determination Period applicable to a purchaser of the notes.  The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The closing level of the Index is greater than or equal to the Interest Barrier on 14 scheduled trading days during the Accrual Determination Period.  In this case, the Contingent Interest Payment for the Accrual Determination Period is $4.14, calculated as follows:

$1,000 × (14/252) × 7.45% = $4.14

Example 2: The closing level of the Index is greater than or equal to the Interest Barrier on 7 scheduled trading days during the Accrual Determination Period.  In this case, the Contingent Interest Payment for the Accrual Determination Period is $2.07, calculated as follows:

$1,000 × (7/252) × 7.45% = $2.07

Example 3: The closing level of the Index is less than the Interest Barrier on each scheduled trading day during the Accrual Determination Period.  In this case, the Contingent Interest Payment for the Accrual Determination Period is $0.00.

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What Is the Payment at Maturity, Assuming a Range of Performance for the Index

The following table and examples illustrate the hypothetical payment at maturity.  Each hypothetical payment at maturity set forth below assumes an Initial Index Level of 1,270 and an Interest Barrier and a Trigger Level of 889 (equal to 70% of the hypothetical Initial Index Level) and that the notes have not been redeemed early.  Each hypothetical payment at maturity does not reflect any Contingent Interest Payments that might be payable.  Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and in the examples on the following page have been rounded for ease of analysis.

Ending Index Level	Index Return	Payment at Maturity If a Trigger Event Has Not Occurred (1)	Payment at Maturity If a Trigger Event Has Occurred (1)
2,286.000	80.00%	$1,000.00	N/A
2,159.000	70.00%	$1,000.00	N/A
2,032.000	60.00%	$1,000.00	N/A
1,905.000	50.00%	$1,000.00	N/A
1,778.000	40.00%	$1,000.00	N/A
1,651.000	30.00%	$1,000.00	N/A
1,524.000	20.00%	$1,000.00	N/A
1,460.500	15.00%	$1,000.00	N/A
1,397.000	10.00%	$1,000.00	N/A
1,333.500	5.00%	$1,000.00	N/A
1,270.000	0.00%	$1,000.00	N/A
1,206.500	-5.00%	$1,000.00	N/A
1,143.000	-10.00%	$1,000.00	N/A
1,016.000	-20.00%	$1,000.00	N/A
889.000	-30.00%	$1,000.00	N/A
888.873	-30.01%	N/A	699.90
762.000	-40.00%	N/A	$600.00
635.000	-50.00%	N/A	$500.00
508.000	-60.00%	N/A	$400.00
381.000	-70.00%	N/A	$300.00
254.000	-80.00%	N/A	$200.00
127.000	-90.00%	N/A	$100.00
0.000	-100.00%	N/A	$0.00

(1)	A Trigger Event occurs if the Ending Index Level (i.e., the closing level of the Index on the last Periodic Final Accrual Determination Date) is less than the Trigger Level.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The notes have not been redeemed early and the closing level of the Index increases from the Initial Index Level of 1,270 to an Ending Index Level of 1,397 — A Trigger Event has not occurred.    Because the notes have not been redeemed early and a Trigger Event has not occurred, even though the Ending Index Level is greater than the Initial Index Level, the investor receives at maturity only the repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 2: The notes have not been redeemed early and the closing level of the Index decreases from the Initial Index Level of 1,270 to an Ending Index Level of 1,016 — A Trigger Event has not occurred.    Because the notes have not been redeemed early and a Trigger Event has not occurred, even though the Ending Index Level is less than the Initial Index Level, the investor receives at maturity a full repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 3: The notes have not been redeemed early and the closing level of the Index decreases from the Initial Index Level of 1,270 to an Ending Index Level of 381 — A Trigger Event has occurred.  Because the notes have not been redeemed early, a Trigger Event has occurred and the Index Return is -70%, the investor receives a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

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Historical Information

The following graph sets forth the historical performance of the Russell 2000® Index based on the weekly historical closing levels of the Index from January 8, 2010 through April 10, 2015.  The closing level of the Index on April 14, 2015 was 1,265.354.  We obtained the closing levels below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  Although Russell Investments publishes the official closing levels of the Russell 2000® Index to six decimal places, Bloomberg publishes the closing levels of the Russell 2000® Index to only three decimal places.

The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date, any scheduled trading day or the last Periodic Final Accrual Determination Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your principal amount or the payment of any interest.

The dotted line in the graph above shows the value equal to 70% of the closing level of the Index on April 14, 2015.  The actual Interest Barrier and Trigger Level will be provided in the pricing supplement and will be 70% of the Initial Index Level.

Interest will not accrue on the notes on any scheduled trading day during an Accrual Determination Period if the closing level of the Index on that scheduled trading day is less than the Interest Barrier of 70% of the Initial Index Level.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.   For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In

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addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Hypothetical Examples of Calculation of the Contingent Interest Payment for an Accrual Determination Period,”  “What is the Payment at Maturity, Assuming a Range of Performance for the Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Russell 2000® Index” in this term sheet for a description of the market exposure provided by the notes.

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